Exhibit 99.1

 Mercantile Bank Corporation Reports Strong Third Quarter 2015 Results

Diluted earnings per share increased 15 percent compared to linked quarter

Continued strength in loan originations

GRAND RAPIDS, Mich., October 20, 2015 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $7.3 million, or $0.45 per diluted share, for the third quarter of 2015, compared with net income of $5.9 million, or $0.35 per diluted share, for the prior-year period. The third quarter of 2014 results included $1.3 million in pre-tax merger-related costs associated with the merger with Firstbank Corporation (“Firstbank”), which amounted to $0.9 million after tax, or $0.05 per share. Excluding these costs, adjusted net income in the year-ago quarter was $6.8 million and adjusted earnings per diluted share was $0.40.

Third quarter 2015 highlights:

●	Core profitability and capital remain strong

●	Net interest margin is stable and robust

●	Strong mortgage banking income

●	New commercial term loan originations of approximately $145 million

●	Commercial loan pipeline remains strong

●	Volume of loans past due 30- to 89-days remains very low

●	Approximately 765,000 shares repurchased during the first nine months of 2015

●	Cash dividend on common stock resulting in current annual yield of 2.8 percent

●	The bank received an “Outstanding” rating for the third consecutive Community Reinvestment Act examination

“We are very pleased with our third quarter results, which continue the momentum generated during the first half of 2015,” said Michael Price, Chairman, President and Chief Executive Officer of Mercantile. “The sustained strength in core profitability was expected in light of our stable and robust net interest margin, the full realization of the quarterly cost savings resulting from our merger with Firstbank, and strong asset quality. Based on our current loan pipeline and continuing success in developing new relationships, we are confident that we can continue to grow the loan portfolio at a solid rate in upcoming periods.”

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $29.9 million during the third quarter of 2015, up $1.0 million or 3.5 percent from the prior-year third quarter. Net interest income during the third quarter of 2015 was $25.6 million, down $0.4 million or 1.4 percent from the third quarter of 2014, reflecting a slight decrease in the net interest margin, which more than offset higher average earning assets.

The net interest margin was 3.87 percent in the third quarter of 2015, continuing a relatively stable trend over the past five quarters during which the margin ranged from 3.79 percent to 3.95 percent. The yield on loans generally declined over the past five quarters, consistent with the industry and primarily due to the ongoing low interest rate environment and competitive pressures. In Mercantile’s case, however, the negative impact of the lower loan yield was largely offset by assets shifting out of the low-yielding securities portfolio and into the higher-yielding loan portfolio, thus capitalizing on an opportunity growing out of the 2014 merger with Firstbank. Average loans represented about 83 percent of average earning assets during the third quarter of 2015, up from approximately 79 percent during the third quarter of 2014. Compared to the second quarter of 2015, the yield on total earning assets increased seven basis points despite the continuing low interest rate environment and competitive pressures on loan yields, in large part due to the collection of prepayment fees on certain commercial loans that were paid off during the current quarter.

Noninterest income during the third quarter of 2015 was $4.3 million, up $1.4 million or 47.5 percent from the prior-year third quarter. The increase in noninterest income was mainly attributable to higher levels of mortgage banking income and credit and debit card income. The ongoing low interest rate environment and increased purchase activity in Mercantile’s market areas have resulted in increased mortgage banking income. Compared to the second quarter of 2015, mortgage banking income increased $0.1 million, or approximately 7 percent.

Mercantile recorded a negative $0.5 million provision for loan losses during the third quarter of 2015 compared to a negative $0.4 million provision during the respective 2014 period. The negative provisions are the result of several factors, including recoveries of previously charged-off loans, reversals of specific reserves and ongoing loan-rating upgrades as the quality of the loan portfolio continues to improve.

Noninterest expense totaled $19.7 million during the third quarter of 2015, down $1.0 million or 5.1 percent from the prior-year third quarter. The decrease in noninterest expense was mainly due to lower merger-related costs, which more than offset higher data processing costs. Merger-related costs of $1.3 million were incurred during the third quarter of 2014.

Mr. Price continued: “While we are pleased with our operating results, we continue to identify opportunities to enhance our fee revenue and reduce costs, which we expect will have a positive impact on future profitability. Our net interest margin has remained stable and strong, in large part reflecting a low cost deposit base absorbed through the merger with Firstbank, our disciplined approach to loan pricing, and the ongoing strategic initiative to fund loan growth through reductions in lower-yielding securities.”

“We are also very pleased to report that Mercantile Bank of Michigan has recently received an 'Outstanding' rating for its performance under the Community Reinvestment Act for the third consecutive examination,” continued Mr. Price. “The ‘Outstanding’ rating is achieved by only about five percent of banks. We are extremely proud of our investment and involvement in the communities that we serve and are a part of.”

Balance Sheet

Total loans increased $128.1 million, or 6.1 percent, to $2.22 billion in the first nine months of 2015. Loan growth in the nine-month period was at an approximately 8 percent annualized rate. As of September 30, 2015, total assets were $2.88 billion, down $12.0 million or 0.4 percent from December 31, 2014. Compared to September 30, 2014, total assets increased $18.3 million, or 0.6 percent, and total loans increased $149 million, or 7.2 percent.

Approximately $145 million and $365 million in new commercial term loans to new and existing borrowers were originated during the third quarter and first nine months of 2015, respectively, as ongoing sales and relationship building efforts have led to increased lending opportunities. As of September 30, 2015, unfunded commitments on commercial construction and development loans totaled approximately $100 million, which are expected to be largely funded over the next 12 to 18 months.

Robert B. Kaminski, Jr., Mercantile’s Executive Vice President and Chief Operating Officer, noted: “We are very pleased with the level of loan growth during the third quarter of 2015, especially when considering that we experienced several sizeable commercial loan payoffs during the period. As expected, new loan originations accelerated during the current quarter, as our lending staff continued to develop new relationships in our market areas and meet the credit needs of our existing customers while also focusing on credit quality and appropriate pricing. With our strong lending team, a robust current loan pipeline and consistent focus on identifying new loan prospects, we remain very optimistic regarding the loan growth opportunities in our markets.”

Commercial-related real estate loans continue to comprise a majority of Mercantile’s loan portfolio, representing 56 percent of total loans as of September 30, 2015. Non-owner occupied commercial real estate (“CRE”) loans and owner-occupied CRE loans equaled 29 percent and 19 percent of total loans, respectively, as of September 30, 2015.  Commercial and industrial loans represented 29 percent of total loans as of September 30, 2015.

As of September 30, 2015, total deposits were $2.25 billion, down $22.8 million and $17.6 million from December 31, 2014 and September 30, 2014, respectively. Local deposits were up $30.4 million since year-end 2014 and $43.3 million since September 30, 2014. The decline in total deposits during the first nine months of 2015 and from September 30, 2014 primarily reflects the strategy of reducing wholesale funding as enabled by the strong core funding base provided by the merger with Firstbank. Growth in local deposits was primarily driven by new commercial loan relationships. Wholesale funds were $190 million, or approximately 8 percent of total funds, as of September 30, 2015.

Asset Quality

Nonperforming assets at September 30, 2015 were $10.5 million, or 0.4 percent of total assets, compared to $10.1 million, or 0.4 percent of total assets, as of June 30, 2015. The level of past due loans remains nominal, and loan relationships on the internal watch list continue to decline. Net loan recoveries were $0.1 million during the third quarter of 2015, compared to net loan charge-offs of $0.1 million during the prior-year third quarter.

Capital Position

Shareholders’ equity totaled $329 million as of September 30, 2015, an increase of $0.7 million from year-end 2014. The Bank’s capital position remains above “well-capitalized” with a total risk-based capital ratio of 13.7 percent as of September 30, 2015, compared to 14.4 percent at December 31, 2014. At September 30, 2015, the Bank had approximately $92 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 16,279,234 total shares outstanding at September 30, 2015. As part of a $20 million common stock repurchase program announced in January of 2015, Mercantile repurchased approximately 765,000 shares at a weighted average all-in cost per share of $19.89 during the first nine months of 2015, representing approximately 76 percent of the authorized program.

Mr. Price concluded: “We are confident that Mercantile is well-positioned to continue its strong financial performance and further enhance shareholder value through the remainder of 2015 and beyond. Our results during the first nine months of 2015 met our high expectations and are encouraging for future periods. Our balance sheet and financial position are strong and position us to meet our growth objectives. We remain focused on identifying and fostering new customer relationships and efficiently delivering a broad range of products and services in our expanded market areas.”

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $2.9 billion and operates 53 banking offices serving communities in central and western Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; our ability to realize the anticipated benefits of our merger with Firstbank Corporation; our ability to compete in the highly competitive banking and financial services industry; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:

Michael Price	Charles Christmas
Chairman, President	SVP - Chief Financial Officer
and Chief Executive Officer	616-726-1202
616-726-1600	cchristmas@mercbank.com
mprice@mercbank.com

Mercantile Bank Corporation

Third Quarter 2015 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	SEPTEMBER 30,	DECEMBER 31,	SEPTEMBER 30,
	2015	2014	2014
ASSETS
Cash and due from banks	$43,743,000	$43,754,000	$49,707,000
Interest-bearing deposits	49,952,000	117,777,000	72,443,000
Federal funds sold	10,154,000	11,207,000	10,102,000
Total cash and cash equivalents	103,849,000	172,738,000	132,252,000

Securities available for sale	367,173,000	432,912,000	454,009,000
Federal Home Loan Bank stock	7,567,000	13,699,000	19,226,000

Loans	2,217,388,000	2,089,277,000	2,068,265,000
Allowance for loan losses	(16,119,000)	(20,041,000)	(20,374,000)
Loans, net	2,201,269,000	2,069,236,000	2,047,891,000

Premises and equipment, net	47,509,000	48,812,000	48,570,000
Bank owned life insurance	58,680,000	57,861,000	55,992,000
Goodwill	49,473,000	49,473,000	50,870,000
Core deposit intangible	13,346,000	15,624,000	16,418,000
Other assets	32,511,000	33,024,000	37,876,000

Total assets	$2,881,377,000	$2,893,379,000	$2,863,104,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$619,125,000	$558,738,000	$535,101,000
Interest-bearing	1,635,004,000	1,718,177,000	1,736,607,000
Total deposits	2,254,129,000	2,276,915,000	2,271,708,000

Securities sold under agreements to repurchase	158,149,000	167,569,000	142,869,000
Federal Home Loan Bank advances	68,000,000	54,022,000	57,033,000
Subordinated debentures	54,983,000	54,472,000	54,301,000
Accrued interest and other liabilities	17,296,000	12,263,000	16,200,000
Total liabilities	2,552,557,000	2,565,241,000	2,542,111,000

SHAREHOLDERS' EQUITY
Common stock	304,378,000	317,904,000	317,374,000
Retained earnings	23,673,000	10,218,000	5,948,000
Accumulated other comprehensive income (loss)	769,000	16,000	(2,329,000)
Total shareholders' equity	328,820,000	328,138,000	320,993,000

Total liabilities and shareholders' equity	$2,881,377,000	$2,893,379,000	$2,863,104,000

Mercantile Bank Corporation

Third Quarter 2015 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED REPORTS OF INCOME

(Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED	NINE MONTHS ENDED	NINE MONTHS ENDED
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
INTEREST INCOME
Loans, including fees	$26,565,000	$26,323,000	$77,463,000	$55,079,000
Investment securities	1,894,000	2,545,000	6,128,000	5,729,000
Other interest-earning assets	42,000	32,000	161,000	163,000
Total interest income	28,501,000	28,900,000	83,752,000	60,971,000

INTEREST EXPENSE
Deposits	1,969,000	1,971,000	5,642,000	6,279,000
Short-term borrowings	39,000	34,000	116,000	83,000
Federal Home Loan Bank advances	203,000	166,000	506,000	472,000
Other borrowed money	665,000	740,000	1,973,000	1,532,000
Total interest expense	2,876,000	2,911,000	8,237,000	8,366,000

Net interest income	25,625,000	25,989,000	75,515,000	52,605,000

Provision for loan losses	(500,000)	(400,000)	(1,500,000)	(3,000,000)

Net interest income after provision for loan losses	26,125,000	26,389,000	77,015,000	55,605,000

NONINTEREST INCOME
Service charges on accounts	862,000	862,000	2,444,000	1,749,000
Credit and debit card income	1,005,000	782,000	3,296,000	1,629,000
Mortgage banking income	1,073,000	569,000	2,784,000	981,000
Earnings on bank owned life insurance	272,000	299,000	820,000	884,000
Other income	1,065,000	387,000	2,648,000	1,452,000
Total noninterest income	4,277,000	2,899,000	11,992,000	6,695,000

NONINTEREST EXPENSE
Salaries and benefits	10,745,000	10,685,000	31,903,000	23,393,000
Occupancy	1,526,000	1,515,000	4,578,000	3,141,000
Furniture and equipment	569,000	560,000	1,788,000	1,175,000
Data processing costs	1,958,000	1,585,000	5,599,000	3,606,000
FDIC insurance costs	355,000	331,000	1,315,000	733,000
Merger-related costs	0	1,250,000	0	5,081,000
Other expense	4,540,000	4,815,000	14,101,000	8,885,000
Total noninterest expense	19,693,000	20,741,000	59,284,000	46,014,000

Income before federal income tax expense	10,709,000	8,547,000	29,723,000	16,286,000

Federal income tax expense	3,373,000	2,600,000	9,183,000	5,248,000

Net Income	$7,336,000	$5,947,000	$20,540,000	$11,038,000

Basic earnings per share	$0.45	$0.35	$1.23	$0.89
Diluted earnings per share	$0.45	$0.35	$1.23	$0.89

Average basic shares outstanding	16,425,933	16,852,050	16,708,444	12,362,316
Average diluted shares outstanding	16,461,794	16,926,249	16,743,625	12,399,009

Mercantile Bank Corporation

Third Quarter 2015 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2015	2015	2015	2014	2014
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2015	2014
EARNINGS
Net interest income	$25,625	25,041	24,849	25,173	25,989	75,515	52,605
Provision for loan losses	$(500)	(600)	(400)	0	(400)	(1,500)	(3,000)
Noninterest income	$4,277	4,021	3,694	3,333	2,899	11,992	6,695
Noninterest expense	$19,693	20,350	19,241	19,596	20,741	59,284	46,014
Net income before federal income tax expense	$10,709	9,312	9,702	8,910	8,547	29,723	16,286
Net income	$7,336	6,558	6,646	6,293	5,947	20,540	11,038
Basic earnings per share	$0.45	0.39	0.39	0.37	0.35	1.23	0.89
Diluted earnings per share	$0.45	0.39	0.39	0.37	0.35	1.23	0.89
Average basic shares outstanding	16,425,933	16,767,393	16,937,630	16,919,559	16,852,050	16,708,444	12,362,316
Average diluted shares outstanding	16,461,794	16,803,846	16,978,591	16,965,665	16,926,249	16,743,625	12,399,009

PERFORMANCE RATIOS
Return on average assets	1.01%	0.92%	0.94%	0.86%	0.82%	0.96%	0.72%
Return on average equity	8.86%	7.97%	8.19%	7.70%	7.46%	8.33%	6.52%
Net interest margin (fully tax-equivalent)	3.87%	3.83%	3.83%	3.79%	3.95%	3.84%	3.73%
Efficiency ratio	65.86%	70.02%	67.41%	68.74%	71.80%	67.75%	77.60%
Full-time equivalent employees	640	656	642	653	640	640	640

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	4.79%	4.78%	4.84%	4.90%	5.03%	4.80%	4.88%
Yield on securities	2.16%	2.15%	2.17%	2.17%	2.24%	2.16%	2.70%
Yield on other interest-earning assets	0.25%	0.25%	0.25%	0.25%	0.19%	0.25%	0.24%
Yield on total earning assets	4.30%	4.23%	4.25%	4.23%	4.39%	4.26%	4.32%
Yield on total assets	3.95%	3.89%	3.92%	3.89%	4.03%	3.92%	3.98%
Cost of deposits	0.34%	0.31%	0.34%	0.36%	0.34%	0.33%	0.51%
Cost of borrowed funds	1.37%	1.35%	1.36%	1.37%	1.52%	1.36%	1.44%
Cost of interest-bearing liabilities	0.60%	0.54%	0.56%	0.59%	0.58%	0.57%	0.76%
Cost of funds (total earning assets)	0.43%	0.40%	0.42%	0.44%	0.44%	0.42%	0.59%
Cost of funds (total assets)	0.40%	0.37%	0.39%	0.41%	0.40%	0.38%	0.54%

PURCHASE ACCOUNTING ADJUSTMENTS
Loan portfolio - increase interest income	$1,354	1,494	1,416	1,507	1,175	4,264	1,687
Time deposits - reduce interest expense	$196	587	588	588	588	1,371	784
FHLB advances - reduce interest expense	$0	11	11	11	11	22	15
Trust preferred - increase interest expense	$171	171	171	171	171	513	228
Core deposit intangible - increase overhead	$715	768	794	794	794	2,277	1,059

CAPITAL
Tangible equity to tangible assets	9.44%	9.44%	9.54%	9.30%	9.07%	9.44%	9.07%
Tier 1 leverage capital ratio	11.52%	11.58%	11.61%	11.15%	11.01%	11.52%	11.01%
Common equity risk-based capital ratio	10.95%	10.94%	11.17%	NA	NA	10.95%	NA
Tier 1 risk-based capital ratio	12.94%	12.97%	13.22%	13.57%	13.17%	12.94%	13.17%
Total risk-based capital ratio	13.58%	13.63%	14.07%	14.43%	14.04%	13.58%	14.04%
Tier 1 capital	$324,911	325,304	326,947	314,752	307,562	324,911	307,562
Tier 1 plus tier 2 capital	$341,029	341,865	347,997	334,793	327,936	341,029	327,936
Total risk-weighted assets	$2,511,174	2,509,001	2,473,399	2,319,404	2,335,589	2,511,174	2,335,589
Book value per common share	$20.20	19.85	19.69	19.33	19.04	20.20	19.04
Tangible book value per common share	$16.34	16.02	15.89	15.49	15.05	16.34	15.05
Cash dividend per common share	$0.15	0.14	0.14	0.12	0.12	0.43	2.36

ASSET QUALITY
Gross loan charge-offs	$182	4,383	448	466	345	5,013	1,036
Recoveries	$239	494	1,858	132	263	2,591	1,589
Net loan charge-offs (recoveries)	$(57)	3,889	(1,410)	334	82	2,422	(553)
Net loan charge-offs to average loans	(0.01% )	0.73%	(0.27% )	0.06%	0.02%	0.15%	(0.05% )
Allowance for loan losses	$16,119	16,561	21,050	20,041	20,374	16,119	20,374
Allowance to originated loans	1.04%	1.10%	1.58%	1.54%	1.72%	1.04%	1.72%
Nonperforming loans	$8,214	8,103	26,267	29,434	6,071	8,214	6,071
Other real estate/repossessed assets	$2,272	2,033	1,664	1,995	2,659	2,272	2,659
Nonperforming loans to total loans	0.37%	0.37%	1.24%	1.41%	0.29%	0.37%	0.29%
Nonperforming assets to total assets	0.36%	0.35%	0.97%	1.09%	0.30%	0.36%	0.30%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$378	380	383	413	436	378	436
Construction	$0	0	0	0	0	0	0
Owner occupied / rental	$3,714	3,316	3,224	4,951	5,252	3,714	5,252
Commercial real estate:
Land development	$170	184	197	209	222	170	222
Construction	$0	0	0	0	0	0	0
Owner occupied	$2,741	2,726	17,634	18,338	906	2,741	906
Non-owner occuiped	$3,193	3,286	910	1,075	1,585	3,193	1,585
Non-real estate:
Commercial assets	$271	212	5,565	6,401	296	271	296
Consumer assets	$19	32	18	42	33	19	33
Total nonperforming assets	10,486	10,136	27,931	31,429	8,730	10,486	8,730

NONPERFORMING ASSETS - RECON
Beginning balance	$10,136	27,931	31,429	8,730	8,619	31,429	9,569
Additions - originated loans	$1,161	2,972	584	24,734	1,215	4,717	1,553
Merger-related activity	$163	166	105	160	830	434	2,017
Return to performing status	$0	0	(5)	(779)	0	(5)	0
Principal payments	$(567)	(16,414)	(3,203)	(227)	(864)	(20,184)	(1,836)
Sale proceeds	$(319)	(220)	(538)	(982)	(910)	(1,077)	(2,201)
Loan charge-offs	$(65)	(4,236)	(371)	(145)	0	(4,672)	(168)
Valuation write-downs	$(23)	(63)	(70)	(62)	(160)	(156)	(204)
Ending balance	$10,486	10,136	27,931	31,429	8,730	10,486	8,730

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$643,118	622,073	587,675	550,629	541,805	643,118	541,805
Land development & construction	$47,734	47,622	56,050	51,977	52,218	47,734	52,218
Owner occupied comm'l R/E	$427,016	422,354	431,995	430,406	412,470	427,016	412,470
Non-owner occupied comm'l R/E	$636,227	603,724	566,152	559,594	584,422	636,227	584,422
Multi-family & residential rental	$123,525	124,658	117,477	122,772	95,649	123,525	95,649
Total commercial	$1,877,620	1,820,431	1,759,349	1,715,378	1,686,564	1,877,620	1,686,564
Retail:
1-4 family mortgages	$146,765	201,907	208,425	214,696	217,751	146,765	217,751
Home equity & other consumer	$193,003	149,494	152,986	159,203	163,950	193,003	163,950
Total retail	$339,768	351,401	361,411	373,899	381,701	339,768	381,701
Total loans	$2,217,388	2,171,832	2,120,760	2,089,277	2,068,265	2,217,388	2,068,265

END OF PERIOD BALANCES
Loans	$2,217,388	2,171,832	2,120,760	2,089,277	2,068,265	2,217,388	2,068,265
Securities	$374,740	381,013	427,392	446,611	473,235	374,740	473,235
Other interest-earning assets	$60,106	93,620	106,146	128,984	82,545	60,106	82,545
Total earning assets (before allowance)	$2,652,234	2,646,465	2,654,298	2,664,872	2,624,045	2,652,234	2,624,045
Total assets	$2,881,377	2,875,944	2,877,184	2,893,379	2,863,104	2,881,377	2,863,104
Noninterest-bearing deposits	$619,125	612,222	568,843	558,738	535,101	619,125	535,101
Interest-bearing deposits	$1,635,004	1,666,572	1,710,681	1,718,177	1,736,607	1,635,004	1,736,607
Total deposits	$2,254,129	2,278,794	2,279,524	2,276,915	2,271,708	2,254,129	2,271,708
Total borrowed funds	$284,919	258,599	254,365	279,790	259,717	284,919	259,717
Total interest-bearing liabilities	$1,919,923	1,925,171	1,965,046	1,997,967	1,996,324	1,919,923	1,996,324
Shareholders' equity	$328,820	328,971	332,788	328,138	320,993	328,820	320,993

AVERAGE BALANCES
Loans	$2,201,124	2,147,040	2,119,464	2,085,844	2,075,087	2,156,175	1,507,942
Securities	$378,286	404,311	440,380	459,920	484,345	407,431	300,616
Other interest-earning assets	$64,027	89,357	87,620	109,128	66,207	80,248	90,041
Total earning assets (before allowance)	$2,643,437	2,640,708	2,647,464	2,654,892	2,625,639	2,643,854	1,898,599
Total assets	$2,876,671	2,865,427	2,873,032	2,889,475	2,862,349	2,872,157	2,060,597
Noninterest-bearing deposits	$621,324	591,500	557,603	561,031	532,997	591,101	356,255
Interest-bearing deposits	$1,652,306	1,681,437	1,723,684	1,736,242	1,757,162	1,684,822	1,275,748
Total deposits	$2,273,630	2,272,937	2,281,287	2,297,273	2,290,159	2,275,923	1,632,003
Total borrowed funds	$263,264	251,996	251,418	254,290	245,522	255,602	193,165
Total interest-bearing liabilities	$1,915,570	1,933,433	1,975,102	1,990,532	2,002,685	1,940,424	1,468,913
Shareholders' equity	$328,332	330,126	329,246	324,075	316,410	329,704	226,204